Lease Agreement

Lessor (hereinafter referred to as Party A): Changxing Xiangyi Industrial Park Investment Co., Ltd.
Lessee (hereinafter referred to as Party B): Changxing Chisen Electric Co., Ltd.

Party A agrees to lease to Party B the premise, Xiangyi Industrial Park, around 56,600 square meters which is located at Jing’er Road, Economic Development Zone, Changxing for the purpose of production of battery. Both Parties agree to enter into this Agreement on the following terms and conditions:

Article 1 Lease Term Rent and Payment

1. Duration: 5 years, from March 30th, 2008 to March 29th, 2013

2. The rent is RMB 4,760,000 yuan. Party A shall bear the rental income tax.

3. Payment shall be paid annually before March 30 each year. In case of over-due payment, Party B shall pay 5 percent of the rental as overdue fine every day.

Article 2 Rights and Obligations of Party A

1.	Party A is entitled to cancel the Agreement unilaterally and cannot indemnify Party B against damage at any of the following conditions:

(1)	Party B fails to pay the rental in accordance with the Agreement;
(2)	Party B transfer the lease of the promise or uses the promise for other purpose without prior approval of Party A;
(3)	Party B fails to pay the cost of utilities in time;
(4)	Party B is engaged in illegal operation or business contrary to public morality, or the lease of the promise is prohibited by government;
(5)	Party B violates related Regulation on Realty Management.

2.
During the lease term, if Party B needs to decorate or rebuild the workshop, it shall submit the design scheme to Party A and related governmental department for approval. Party B shall bear the expense for decoration or rebuild. If the design scheme may have impact on the main structure of the workshop, it needs the written approval from Party A and the origin designer.

3.
Upon the expiration or termination of the lease term, Party B shall take away all removable facilities which Party B has purchased; however, Party A will provide no compensation or sell the facilities at a discount rate. In case of any damage to the surface of the inner room during the remove, Party B shall repair and return the promise as it were.

4.
If Party B needs to use the water meter or power meter of Party A, it shall pay to Party A deposit of 50,000 yuan(Party A issues receipt to Party B). Party B shall pay the cost for utilities in time. Upon the expiration or termination of the Agreement, Party A shall refund the deposit if Party B clears off the cost for utilities and keeps water or electricity in good conditions for normal use.

5.	During the lease term, in case of urban relocation, the Agreement shall terminate automatically. Party A will have 40% and Party B will have 60% of the compensation for the inner decoration ( if any).
6.	Upon the expiration or termination of the Agreement, Party B shall remove all its belongings within 30 days after the expiry date and return to Party A the promise as it were.
7.
Party A shall be responsible for the timely check on the workshop and attached facilities and shall bear normal maintenance fee (except for the damage caused by Party B’s fault). Neither party shall be liable for the damage to the workshop or attached facilities caused by a Force Majeure event.

8.	Party A provide to Party B fire protection facility at current status. Party B shall bear the responsibility for any change.
9.	Party A provides to Party B dynamo-electricity of 6000 kilowatt for production use. If Party B needs power supply increment, Party B shall be responsible for the application and the expense.

Article 3 Rights and Obligations of Party B
1.	During the lease term, Party B may not change the business scope or transfer the lease of the promise to any third party unless with Party A’s approval and a new supplemental agreement.
2.
During the lease term, if Party A needs use the workshop or lease to other, Party A shall compensate Party B for the decoration expense which shall be calculated in depreciation based on original value.

3.	If Party requires canceling the Agreement due to operational difficulty, it shall notify Party A two months in advance and the present inner and out-door decoration to Party A for free.
4.
Within one month before the contract expires, Party B will notify Party A if it cooperate well with Party A and intends to extend the leasehold. Under the same terms, Party B has the priority to lease the premises.

5.	During the lease term, Party B shall be responsible for the damage to Party A and promise in neighborhood due to Party B’s fault.
6.	Party B shall be responsible for its credits and debts, and Party A shall not take any responsibility.
7.	Party B shall comply with the Regulation on Realty Management.(Annex: Regulation on Realty Management of Xiangyi Industrial Park)
8.
During the lease term, Party B shall operate the business legally complying with the state laws and local regulations on comprehensive management and urban management, and pay the taxation and fees in time.

Article 4 Breach Liability
1. If Party B violates the Provision 4 in Article 2, Party B shall pay compensation of 100,000 yuan to Party A.
2. If Party B violates the Provision 6 in Article 2, Party B shall pay compensation of 10,000 yuan to Party A for each delayed day when it returns the premises; Party B shall pay compensation of 100,000 yuan if it suspends the Agreement.

3. If Party B violates the Provision 1 in Article 3, Party B shall pay compensation of 100,000 yuan to Party A.
4. If Party B violates the Provision 2 in Article 3, Party B shall pay compensation of 100,000 yuan to Party A.
5. If Party B violates the Provision 7 in Article 3, Party B shall pay compensation of 100,000 yuan to Party A.

Article 5 Others
1.	When the Agreement is signed, data of the water meter and electricity meter shall be kept in record.
2.	Any unsettled matters shall be solved by negotiation.
3.	The Agreement is made in quadruple with each party holding two originals. It shall come into effect with signature after Party B pays the rental.

Party A: Changxing Xiangyi Industrial Park Investment Co., Ltd.(seal)
Representative of Party A (signature) /s/ Authorized Representative

Party B: Changxing Chisen Electric Co., Ltd. (seal)
Representative of Party B (signature) /s/ Authorized Representative

Date: March 30, 2008